EXHIBIT 7.1

February 21, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Eidos Therapeutics, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) and 4.02(b) of Form 8-K, as part of the Form 8-K of Eidos Therapeutics, Inc. dated February 15, 2019. We agree with the statements concerning our Firm disclosed under Items 4.01(a) and 4.02(b) in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Jose, California